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                                                                   EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger dated April 24, 1997, by and between MEDICATION MANAGEMENT TECHNOLOGIES, INC., a Florida corporation with its principal offices located at 12920 Automobile Boulevard, Clearwater, Florida 34622 ("Buyer") and CYGNET LABORATORIES, INC., a California corporation with its principal offices located at 1686 Dell Avenue, Campbell, California 95008 ("Seller"). THE LONG FAMILY TRUST, WILLIAM D. LONG, TRUSTEE ("Long"), the principal shareholder in the Seller, personally joins in and executes this Agreement for the purpose of making the warranties, representations, covenants, indemnities and agreements set forth in Sections 3.1, 5, 6.1, 7.1.3 and 9.1 below.


                                    RECITALS

         WHEREAS, the parties desire that Seller be merged into Buyer (the "Merger"), with Buyer being the surviving corporation, all as more particularly set forth herein; and

         WHEREAS the Merger shall be consummated pursuant to and in accordance with the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

         SECTION 1.  PLAN OF MERGER.

                  1.1 The Plan of Merger, Exhibit A, is incorporated herein by reference.

         SECTION 2.  CLOSING.

                  Closing shall take place at 12920 Automobile Boulevard, Clearwater, Florida 34622, at 1:00 p.m., on February 21, 1997 (the "Closing Date"), or at another time, date, and/or place mutually agreed to by the parties. Closing shall be consummated by the execution and acknowledgment by Buyer and Seller of Articles of Merger in accordance with Fla. Stat. Chapter 607 and other applicable law. The Articles of Merger executed and acknowledged shall be delivered for filing to the Department of State as promptly as possible after the consummation of the Closing. The Articles of Merger shall specify the effective date and time of the Merger.

         SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER AND LONG.

                  3.1 Seller and Long's Representations and Warranties. Seller and Long jointly and severally represent and warrant to Buyer, except as set forth on the Schedule of Exceptions



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attached hereto as Schedule 3.1, as follows:

                           3.1.1 Capital Structure.  The capitalization of
Seller is set forth on Schedule 3.1.1, which sets forth the number of authorized, issued, and outstanding shares of each class and series of capital stock of Seller. All of the issued and outstanding capital stock of Seller has been duly authorized and validly issued, and is fully paid and nonassessable, and not subject to any restriction on transfer under the Articles of Incorporation or Bylaws of Seller or any agreement to which Seller is a party or has been given notice. There are no outstanding subscriptions, options, warrants, convertible securities, rights, agreements, understandings, or commitments of any kind relating to the subscription, issuance, repurchase or purchase of capital stock or other securities of Seller, or obligating Seller to issue or transfer any additional shares of its capital stock of any class or any other securities, except as stated on Schedule 3.1.1.

                           3.1.2 Ownership of the Shares.  The shares of common
and preferred stock of Seller which Seller delivers to Buyer at Closing for cancellation, shall be duly endorsed in blank by the true owner thereof or accompanied by stock powers duly executed by the true owners thereof. Moreover, all such stock shall be free and clear of any interests, security interests, claims, liens, pledges, options, penalties, charges, other encumbrances, buy-sell agreements, or rights of any party whatsoever.

                           3.1.3 Organization and Good Standing.  Seller is a
corporation duly organized, validly existing, and in good standing under the laws of the State of California, having all requisite corporate power and authority to own its assets and carry on its business as presently conducted.

                           3.1.4 Authorization; Validity.  The execution,
delivery, and performance of this Agreement by Seller has been duly and validly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Seller, and is the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, and other laws of general application affecting the enforcement of creditors' rights and by the availability of equitable remedies.

                           3.1.5 Consents, etc.  To the knowledge of Seller, no
approval, consent, waiver, or authorization of or filing or registration with any governmental authority or third party is required for the execution, delivery, or performance by Seller of the transactions contemplated by this Agreement.

                           3.1.6 Violations.  To the knowledge of Seller, the
execution, delivery, or performance of this Agreement does not and will not (i) with or without the giving of notice or the passage of time, or both, constitute a default, result in a breach of, result in the termination of, result in the acceleration of performance of, require any consent, approval, or waiver, or result in the imposition of any lien or other encumbrance upon any property or assets of Seller, under any agreement, lease, or other instrument to which Seller is a party or by which any of the property or

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assets of Seller is bound; (ii) violate any permit, license, or approval required by Seller to own its Assets and operate its business; (iii) violate any law, statute, or regulation or any judgment, order, ruling, or other decision of any governmental authority, court, or arbitrator; or (iv) violate any provision of Seller's Articles of Incorporation or Bylaws.

                           3.1.7    Assets.  Subject to the lien and encumbrance
in favor of the Long Family Trust as set forth in the Modification Agreement between Seller and Long of even date herewith, as a result of the merger, Buyer will be the sole and exclusive owner of all of the assets of Seller of every kind, character and description, whether tangible, intangible, wherever located (sometimes collectively referred to in this Agreement as the "Assets") used in connection with the Business, including but not limited to the following:

                                    (a)     All furniture, fixtures, equipment,
computers, and leasehold improvements, including but not limited to those described in Schedule 3.1.7(a);

                                    (b)     All of Seller's current assets,
including but not limited to maintenance contracts;

                                    (c)     All of Seller's right, title and
interest in and to equipment leases and other contract rights, together with all options related thereto, if any;

                                    (d)     All of Seller's right, title and
interest in and to the lease (the "Lease") of Seller's business premises (the "Leased Premises") located at 1686 Dell Avenue, Campbell, CA;

                                    (e)     All of Seller's right, title and
interest in and to the names "CYGNET LABORATORIES" and "CYGNET" and to any and all other trade names, trademarks and their registrations, if any, used by Seller in connection with the operation of the Business, including but not limited to all trademarks and tradenames identified in Schedule 3.1.7(e);

                                    (f)     All of Seller's right, title and
interest in and to its customer list;

                                    (g)     All of Seller's goodwill generated
from the operation of its business;

                                    (h)     All know-how and other trade
secrets, together with all documentation thereof;

                                    (i)     All of Seller's books and records
relating to the operation of the Business;


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                                    (j)     All of Seller's accounts
receivable, including those accounts receivable which are listed on Schedule 3.1.7(j);

                                    (k)     All work-in progress of the Seller,
including all revenues generated thereon after the Closing
("Work-in-Progress"); and

                                    (l)     All of Seller's software programs,
source codes and trademark/copyright protection or filings related thereto, including but not limited to Seller's software programs and source code for Seller's Fetal Monitoring and Point-of-Care Documentation System ("the Source Code"); and

                                    (m)     All of customer deposits or other
customer funds held by Seller, which are listed on Schedule 3.1.7(m).

                           3.1.8    Title to Assets.  Seller has good and
marketable title to all the Assets, free and clear of any mortgages, liens, restrictions, encumbrances, conditional sale or security agreements, or adverse claims, except as set forth in Schedule 3.1.8. None of the Assets are subject to any restriction which would prevent the conveyance thereof to Buyer or prevent or materially adversely affect the use presently made thereof by Buyer.

                           3.1.9    Litigation.  Except as set forth on
Schedule 3.1.9, there is no litigation or proceeding filed against and served on Seller or, to Seller's knowledge, threatened, and to Seller's knowledge, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation, which affects the consummation of this transaction or the title or interest of Seller to or in any of the Assets or which would prevent or materially affect the operation by Buyer of the Business.

                           3.1.10   Taxes.  Seller has paid all state and
federal income taxes and the employees' share of all FICA and all other state and federal withholding taxes.

                           3.1.11   Products Liability Insurance.  To Seller's
knowledge, Seller has in force adequate products liability insurance of a scope and amount normal for a business of its size and nature.

                           3.1.12   Leases of Personal Property.  To Seller's
knowledge, all leases of personal property of Seller being acquired by Buyer are in full force and effect and are enforceable in accordance with their terms.

                           3.1.13   Benefit Plan.  Schedule 3.1.13 contains a
complete list of all benefit plans (both insured and uninsured, including retirement plans and welfare plans) which Seller has maintained, contributed to or sponsored relating to the Business. All of such plans have been maintained and administered in accordance with their terms and all legal requirements. All benefits under such plans accruing prior to the date of closing shall be fully funded by Seller on or

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prior to the date of closing.

                           3.1.14   Software.  To Seller's knowledge, Seller
has maintained the Source Code on a confidential basis. The Source Code is duly owned by Seller and Seller has exclusive rights in the Source Code. Seller has granted to no third parties any license or other rights in connection with the Source Code, except non-exclusive, limited use licenses granted to customers in the ordinary course of business. To Seller's knowledge, development and sale of the Source Code by Buyer does not and will not infringe upon any copyright of any third person. Seller further covenants and agrees to provide to Buyer all information necessary to register the Source Code. The Source Code has been developed by Seller and is unique.

                           3.1.15   Bulk Sale.  Seller is not bound by any Bulk
Sale Act or similar provision which requires notice to its creditors of the transactions contemplated herein.

                           3.1.16   No Brokers.  No broker or other person or
legal entity is entitled to any commission or other form of fee or compensation on account of the transactions contemplated by this Agreement.

                           3.1.17   Knowledge Definition.  For purposes of this
Section 3, the term "to Seller's knowledge" shall mean to the actual knowledge of William Brereton and William Long, without conducting any independent investigation.

                  3.2 Survival of Representations and Warranties. Each of the representations and warranties in Section 3.1 shall be deemed renewed and made again by Seller at the Closing as if made as at that time, and shall survive the closing until the expiration of all applicable statute of limitation periods.

         SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

                  4.1 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

                           4.1.1    Capital Structure.  The capitalization of
Buyer is set forth on Schedule 4.1.1, which sets forth the number of authorized, issued, and outstanding shares of each class and series of capital stock of Buyer. All of the issued and outstanding capital stock of Buyer has been duly authorized and validly issued, and is fully paid and nonassessable, and not subject to any restriction on transfer under the Articles of Incorporation or Bylaws of Buyer or any agreement to which Buyer is a party or has been given notice. There are no outstanding subscriptions, options, warrants, convertible securities, rights, agreements, understandings, or commitments of any kind relating to the subscription, issuance, repurchase, or purchase of capital stock or other securities of Buyer, or obligating Buyer to issue or transfer any additional shares of its capital stock of any class or any other securities, except as stated on Schedule 4.1.1.


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                           4.1.2 No Brokers.  No broker or other person or
legal entity is entitled to any commission or other form of fee or compensation on account of the transactions contemplated by this Agreement.

                           4.1.3 Organization and Good Standing.  Buyer is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, having all requisite corporate power and authority to own its assets and carry on its business as presently conducted.

                           4.1.4 Authorization; Validity.  The execution,
delivery, and performance of this Agreement by Buyer has been duly and validly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Buyer, and is the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, and other laws of general application affecting the enforcement of creditors' rights and by the availability of equitable remedies.

                           4.1.5 Consents, etc.  Other than as set forth on
Schedule 4.1.5, no approval, consent, waiver, or authorization of or filing or registration with any governmental authority or third party is required for the execution, delivery, or performance by Buyer of the transactions contemplated by this Agreement.

                           4.1.6 Violations.  The execution, delivery, or
performance of this Agreement does not and will not (i) with or without the giving of notice or the passage of time, or both, constitute a default, result in a breach of, result in the termination of, result in the acceleration of performance of, require any consent, approval, or waiver (other than those identified on Schedule 4.1.5), or result in the imposition of any lien or other encumbrance upon any property or assets of Buyer, under any agreement, lease, or other instrument to which Buyer is a party or by which any of the property or assets of Buyer is bound; (ii) violate any permit, license, or approval required by Buyer to own its Assets and operate its business; (iii) violate any law, statute, or regulation or any judgment, order, ruling, or other decision of any governmental authority, court, or arbitrator; or (iv) violate any provision of Buyer's Articles of Incorporation or Bylaws.

                  4.2 Survival of Representations and Warranties. Each of the representations and warranties in Section 4.1 shall be deemed renewed and made again by Buyer at the Closing as if made as at that time, and shall survive the closing until the expiration of all applicable statute of limitation periods.

         SECTION 5.  COVENANTS OF SELLER AND LONG.

                  5.1 Except as may otherwise be consented to or approved in writing by Buyer, Seller and Long jointly and severally covenant and agree that from the date of this Agreement and until the Closing:

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                           5.1.1 Conduct Pending Closing.  (i) The business of
Seller shall be conducted only in the ordinary course consistent with past practices; and (ii) Seller shall not: (a) borrow any new or additional sum of money; (b) declare or pay any dividends; (c) issue any new or additional stock;
(d) merge with any other entity; or (e) sell, transfer or convey any of Seller's assets outside of the ordinary course of business.

                           5.1.2 Access to Records.  Seller shall provide Buyer
and its representatives access to all records of Seller that they may reasonably request and provide reasonable access to the properties of Seller.

                           5.1.3 Solicitation.  Seller agrees that it will not
solicit, consider, or negotiate any offers to acquire the shares or assets of Seller, or to provide any information or to make available any management personnel to third parties for such purposes.

         SECTION 6.   CONSIDERATION.

                  6.1 Seller's Shareholders. Seller and Long represent and warrant to Buyer that Schedule 6.1 is a complete and accurate list of all persons or entities who own or hold any stock or equity interest in Seller ("Seller's Shareholders"), and the number of shares owned or held by each.

                  6.2 Consideration. In consideration of the Seller's Shareholders' surrender of their respective stock in Seller, Buyer shall pay the Seller's Shareholders the consideration which is set forth on Schedule 6.2.

         SECTION 7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

                  7.1 Conditions Precedent. Unless, at the Closing, each of the following conditions is either satisfied or waived by Buyer in writing, Buyer shall not be obligated to effect the transactions contemplated by this Agreement.

                           7.1.1 Representations and Warranties.  The
representations and warranties of Seller and Long in this Agreement are true and correct at the date of this Agreement and shall be true and correct as of the Closing as if each were made again at that time.

                           7.1.2 Performance of Covenants.  Seller and Long
shall have performed and complied in all respects with the covenants and agreements required by this Agreement.

                           7.1.3 Items to be Delivered at Closing.  Seller and
Long shall have tendered for delivery to Buyer the following:

           (i) Delivery of Shares for Cancellation. Stock certificates representing all of the outstanding shares of Seller's common stock; and all the outstanding shares

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of Seller's preferred stock Classes "A" and "C"; and all preferred stock Class
"B" held by Long, duly endorsed in blank or accompanied by duly executed stock powers with all requisite transfer tax stamps attached, which shall be subsequently cancelled.

                              (ii)      Consents. Consents for each item listed
on Schedule 3.1.5.

                              (iii)     Corporate Action. A certified copy of
the corporate action of Seller authorizing and approving this Agreement and the transactions contemplated by it.

                              (iv)      Certificate of Incumbency. A certificate
of incumbency duly executed by Seller's Secretary or Assistant Secretary.

                              (v)       Articles of Merger. A duly executed
original of the Articles of Merger.

                              (vi)      Legal Opinion. A written opinion of
Seller's Counsel, dated as of Closing, to the effect that:

                                        (1)       Seller is a corporation duly
organized, existing and in good standing under the laws of the State of California. Seller has full corporate power and authority to enter into this Agreement; to effectuate the Merger; and all corporate action required to be taken by or on the part of Seller to enable Seller to carry out this Agreement has been duly taken.

                                        (2)       Except as set forth in the
Schedule of Exceptions, they have no knowledge of any litigation, proceeding or governmental investigation pending or threatened which affects the title or interest of Seller to or in any of the Assets or which would prevent or adversely affect the ownership, use or operation of the Seller's business by Buyer.

                                        (3)       This Agreement and all
documents contemplated herein to be executed by Seller and delivered to Buyer at the Closing have been duly and validly executed and delivered and are binding upon Seller in accordance with their terms.

                                        (4)       Seller is under no duty to
comply with the California Bulk Sales Act or any similar provisions which require notice to creditors of Seller with respect to the transactions contemplated herein.

                              (vii)     Certificates. Deliver all certificates
required by this Agreement with respect to representations, warranties, covenants and conditions contained herein.

                    7.1.4 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to

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Buyer and Buyer's counsel, whose approval shall not be unreasonably withheld.

                    7.1.5 Condition of Assets. None of the Assets have been materially damaged by fire, vandalism or other casualty prior to Closing.

         SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

          8.1 Conditions Precedent. Unless, at the Closing, each of the following conditions is either satisfied or waived by Seller in writing, Seller shall not be obligated to effect the transactions contemplated by this Agreement.

                    8.1.1     Representations and Warranties. The
representations and warranties of Buyer in this Agreement are true and correct at the date of this Agreement and shall be true and correct as of the Closing as if each were made again at that time.

                    8.1.2 Items to be Delivered at Closing. Buyer shall have tendered for delivery to Seller the following:

                              (i)       Consents. Consents for each item listed
on Schedule 4.1.5 of this Agreement.

                              (ii)      Corporate Action. A certified copy of
the corporate action of Buyer authorizing and approving this Agreement and the transactions contemplated by it.

                              (iii)     Certificate of Incumbency. A certificate
of incumbency duly executed by Buyer's Secretary or Assistant Secretary.

                              (iv)      Articles of Merger. A duly executed
original of the Articles of Merger.

                              (v)       Legal Opinion. A written opinion of
Buyer's Counsel dated as Closing in form and substance satisfactory to Seller to the effect that:

                                        (1)       Buyer is a corporation duly
organized, existing and in good standing under the laws of the State of Florida. Buyer has full corporate power and authority to execute and deliver this Agreement, and to otherwise perform as provided by this Agreement. All corporate action required to be taken by or on the part of Buyer to enable it to carry out this Agreement has been duly taken; and

                                        (2)       They have no knowledge of any
litigation, proceeding or governmental investigation pending or threatened which affects Buyer or which should prevent or adversely affect Buyer's ownership, use and operation of the Assets.


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                                        (3)       This Agreement and all
documents contemplated herein to be executed by Buyer and delivered to Seller at the Closing have been duly and validly executed and delivered and are binding upon Buyer in accordance with their terms.

                              (vi)      the consideration payable to the
Seller's Shareholders, in accordance with Schedule 6.2;

                              (vii)     Cygnet shall have duly executed and
delivered to Long the Modification Agreement and the New Note and the Amended and Restated Security Agreement contemplated thereby, and filed UCC-1 forms with respect thereto in the States of California and Florida.

         SECTION 9. INDEMNIFICATION.

          9.1 Indemnification by Seller and Long. Seller and Long shall jointly and severally indemnify, defend and hold harmless Buyer against and in respect of all damages, loss, cost or expense of Buyer resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Seller under this Agreement; all claims, actions, suits, proceedings, losses, obligations, liabilities, demands, assessments, judgments, costs and expenses incident to any of the foregoing. Buyer's sole and exclusive remedy for breaches of representations and warranties and for the obligations set forth in this Section 9.1 as they relate to Long shall be the right of offset against any payments due or to become due to Long pursuant to that certain Modification Agreement between Seller and Long. Moreover, to the extent any misrepresentation, breach of warranty or nonfulfillment of any agreement by Seller relates to a liability of Seller which is, or is capable of being, discharged in bankruptcy, then Buyer shall not offset any payments due Long.

          9.2       Indemnification by Buyer.

                    9.2.1 Indemnity. Buyer shall indemnify and hold harmless Seller, against and in respect of all damages, loss, cost or expenses of Seller resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Buyer under this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by Buyer to Seller under this Agreement, including but not limited to all claims, actions, suits, proceedings, losses, obligations, liabilities, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

                    9.2.2 Officers and Directors. Buyer further agrees to indemnify and hold harmless all persons who are officers and/or directors of Seller on the Closing Date against any and all claims arising out of the Merger, or the structure of the transaction between Seller and Buyer as a merger. This indemnity shall not apply to any claims against Long for actions taken in his capacity as a creditor of the Seller.


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                    9.3       Indemnification Procedure. Should any claim
covered by the foregoing indemnity be asserted against any person indemnified by the foregoing indemnity (an "Indemnified Party"), the Indemnified Party shall notify Buyer promptly and give it an opportunity to defend the same, and the Indemnified Party shall extend cooperation to Buyer in connection with such defense. In the event the Buyer fails to defend the same within a reasonable time, the Indemnified Party shall be entitled to assume the defense thereof, and Buyer shall be liable to repay the Indemnified Party for its expenses reasonably incurred in connection with the defense, including reasonable attorney's fees and settlement payments.

                    9.4 Survival of Indemnity. All provisions contained herein relating to indemnity shall survive the Closing.

                 SECTION 10. NOTICES. Any notice, request, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered, given, and received for all purposes if written and (i) if delivered personally, by facsimile, or by courier or delivery service, at the time of such delivery; or (ii) if directed by registered or certified United States mail, postage and charges prepaid, addressed to the intended recipient, at the address specified below, two business days after such delivery to the United States Postal Service.

         If to Buyer:

                           MEDICATION MANAGEMENT TECHNOLOGIES, INC.
                           12920 Automobile Boulevard
                           Clearwater, Florida 34622
                           Attn.:  Todd E. Siegel

                  with copy to:

                           Michael R. Carey, Esquire
                           Carey, O'Malley, Whitaker & Manson, P.A.
                           First Union Center, Suite 1190
                           100 South Ashley Drive
                           Post Office Box 499
                           Tampa, Florida 33601-0499

                           and

                           Domenic L. Massari, III, Esquire
                           Massari, Bell, Jacobs, Forlizzo & Neal
                           One Urban Center, Suite 695
                           4830 West Kennedy Boulevard
                           Tampa, Florida 33609


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         If to Seller:

                           CYGNET LABORATORIES, INC.
                           1686 Dell Avenue
                           Campbell, California 95008


         If to Long:

                           William D. Long
                           2188 Slaughterhouse Creek Road
                           Post Office Box 522
                           Glenbrook, Nevada 89913


Any party may change the address to which notices are to be mailed by giving notice as provided herein to all other parties.

         SECTION 11.  MISCELLANEOUS.

                  11.1 Entire Agreement. This Agreement, the Exhibits, and the Schedules, including the Plan of Merger and the Articles of Merger and their exhibits and schedules, contain all of the terms and conditions agreed upon by the parties with reference to the subject matter and supersede any and all previous agreements, representations, and communications between the parties, whether written or oral. This Agreement, including its Exhibits and Schedules, may not be modified or changed except by written instrument signed by all of the parties, or their respective successors or assigns.

                  11.2 Assignment. This Agreement shall not be assigned or assignable by Seller or Buyer without the express written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

                  11.3 Captions. All section, schedule, and exhibit headings are inserted for the convenience of the parties and shall not be used in any way to modify, limit, construe, or otherwise affect this Agreement.

                  11.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

                  11.5 Waiver. Each of the parties may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other party; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this

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Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the other party contained in this Agreement; or (iv) waive, in whole or in part, performance of any of the obligations of the other party. No action taken pursuant to this Agreement, including, but not limited to, the consummation of the Closing or any knowledge of or investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, possessing such knowledge, or performing such investigation or compliance with the representations, warranties, covenants, and agreements contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

                  11.6 Controlling Law. This Agreement has been entered into the State of Florida and shall be governed by and construed and enforced in accordance with the laws of Florida.

                  11.7 Gender. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, references to the neuter shall be deemed to include the masculine and the feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.

                  11.8 Further Assurances. Each of the parties shall use all reasonable efforts to bring about the transactions contemplated by this Agreement as soon as practicable, including the execution and delivery of all instruments, assignments, and assurances, and shall take or cause to be taken such reasonable further or other actions necessary or desirable in order to carry out the intent and purposes of this Agreement.

                  11.9 Attorneys' Fees. In the event a lawsuit is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, the prevailing party shall be entitled to recover such party's costs of suit and reasonable attorney's fees, through all appeals.

                  11.10 References to Agreement. The words "hereof," "herein," "hereunder," and other similar compounds of the word "here" shall mean and refer to the entire Agreement and not to any particular section, article, provision, annex, exhibit, schedule, or paragraph unless so required by the context.

                  11.11 Schedules and Exhibits. Schedules and Exhibits to this Agreement (and any references to any part or parts of them) shall, in each instance, include the Schedules or Exhibits (as the case may be) attached hereto as well as any amendments thereto (in each such case). All such Schedules and Exhibits shall be deemed an integral part hereof, and are incorporated herein by reference.

                  11.12 Venue; Jurisdiction. The venue for determination of any disputes relating to the transactions contemplated by this Agreement shall be Pinellas County, Florida. The parties consent to venue and jurisdiction in Pinellas County, Florida, and waive all objections thereto.

                  11.13 Severability. Each section, subsection, and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant, and/or provision. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

                  11.14 Rights in Third Parties. Except as otherwise specifically provided, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, or corporation, other than the parties and their respective stockholders or shareholders, any rights or remedies under or by reason of this Agreement.

                  11.15 Expenses. Each party shall pay its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

                  11.16 Arbitration. Any dispute or controversy arising out of with or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then prevailing. Such arbitration shall take place in Pinellas County, Florida before an arbitrator chosen and in accordance with such rules. Any decision rendered by the arbitrator shall be final and may be entered as a judgment in the courts of the State of Florida. The cost associated with the arbitration proceedings, including reasonable attorneys fees incurred therein, shall be allocated by the arbitrator to the prevailing party or as they may otherwise deem appropriate.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


WITNESSES:                                  MEDICATION MANAGEMENT TECHNOLOGIES,
                                               INC., a Florida corporation

                                            By:
-------------------------                         -----------------------------
                                                  President
-------------------------

                                            CYGNET LABORATORIES, INC.,
                                              a California corporation

                                            By:
-------------------------                         ---------------------------
                                                  Director
-------------------------




                                            THE LONG FAMILY TRUST


                                            By:
-------------------------                         -----------------------------
                                                  WILLIAM D. LONG, Trustee

-------------------------

                                  Schedule 3.1

                             Schedule of Exceptions


         The following are exceptions to the representations and warranties of Cygnet Laboratories, Inc. (the "Seller") and William D. Long ("Long") contained in that certain Agreement and Plan of Merger dated April 24, 1997 (the "Agreement") and should be considered to be incorporated into and an integral part of the Agreement. Any information disclosed herein shall be deemed disclosed and incorporated into any section under the Agreement to the extent that such disclosure reasonably specifies the relevant facts necessary for a reasonable determination that the exception expressed in such disclosure would also apply to such other sections of the Agreement or is cross referenced. Any terms defined in the Agreement shall have the same meaning when used in the Schedule of Exceptions, unless the context otherwise requires.

1.       Status of Financial Records

         The most recent balance sheet and income statement dated 11/30/96, the end of the fiscal year for Cygnet, do not accurately reflect the financial condition of the company at that time. For instance, the trade receivables of $469,253.19 are significantly inflated above the actual figure which currently is less than two hundred thousand dollars. No financial statements have been prepared since the end of the fiscal year. Also, since no payables have been entered into the accounting system since last November, the estimate for accounts payable of $141,203.40 as of 2/15/97 was calculated by manual tabulation of the invoice amounts. Medication Management Technologies will be assuming all accounts payable as a consequence of this transaction.

2.       Royalty Dispute with Hassan and Rudain Arafeh

         The Arafehs have named as an arbitrator an attorney in their law firm, Siner, Steinbock, Hofmann & Pennypacker. They contend that approximately $150,000 is due them under their interpretation of the royalty agreement, while the position of Cygnet is that they have been overpaid by several thousand dollars. The Arafehs also claim an ownership interest in the Cygnet software. The royalty agreement and other documentation related to the dispute have been provided to Medical Technology Systems.

3.       Customization Backlog

         A significant backlog of undetermined magnitude exists with respect to obligations to customers for the customization of their forms and menus. This is due in large part to the recently ended practice of allowing customers the customization of an unlimited number of forms and menus. A couple of tools have been partially developed to make Cygnet personnel more productive in performing this task, but this development effort is not complete.

4.       FDA Record Status

         While FDA mandated records and files were apparently maintained for the DOS version of the Cygnet product, much work remains to be done with respect to the Windows NT version of the product. Documentation pertaining to the FDA certification of the product has been separately forwarded.

5.       November 15, 1996 Payroll Deficiencies

         With the exception of the employees currently employed, only fifty percent of the salaries were provided for the payroll due on November 15, 1996. Also, no pay was provided for accrued vacation or compensatory time for either current or former employees. Expenses and other obligations may not have been satisfied. In at least three cases, less than fifty percent of the November 15, 1996, payroll was satisfied.

6.       Status of Customer Contracts

         It is known that in some cases, sales and installations have occurred without the execution of a contract. A recent example of this practice is Mills Peninsula Hospital. The customer files at the Cygnet office in Campbell can be reviewed to determine the status of contracts on a customer by customer basis.

7.       Customer Deposits and Unearned Warranty Income

         While separate schedules have been prepared for the customer deposits and the unearned portion of warranty income received during the past year, no funds are on deposit reflecting these amounts. As a consequence of the merger Medication Management Technologies will be assuming these obligations.

8.       Employee Confidentiality Agreements

         A file of Employee Invention and Non-Disclosure agreements is maintained at the Cygnet office. It is unclear as to whether this file is complete, whether all employees signed these agreements, or whether any procedure was in place to insure compliance with the terms of this agreement. A similar document was utilized for contractors.

9.       Stock Option Agreements

         A blank form of the stock option agreement has been included as an attachment. On file at the Cygnet office in Campbell are signed originals of executed option agreements. However, this file may not be complete or accurate. It is not known whether option agreements were signed for all granted options. A copy of the blank option form has been previously provided.

10.      Liability Insurance Refund

         A refund in the amount of $9,558.00 is due Cygnet for overpayment of product liability and other commercial insurance during the latter part of 1996. We were advised in December of 1996 that a refund would be made, but the amount had not been determined. Last week the exact amount of the refund was communicated to the company. Since this refund represents funds that would have been received by Cygnet either before and after a bankruptcy filing if an asset sale had taken place, it follows that it should be paid to he selling shareholders. Further, unlike the receivables, no effort or work will be required on the part of the acquiring entity to collect this amount. Therefore, upon receipt of the refund, Medication Management Technologies will endorse the check to Campeau and Thomas for deposit in their trust account for payment of legal fees that have escalated as a consequence of the change of the transaction from and asset acquisition to a merger.

11.      Federal and State Withholding

         Beginning with payroll on November 15, 1996, only the employee portion of payroll taxes have been submitted. The employer portion was not paid due to the plant to file for bankruptcy after disposition of selected assets.

12.      Sales Personnel Draws, Expenses, and Computers

         It is likely that some sales personnel may owe the company money while others may be owed money by the company. The status of unpaid salary, draws, expenses and commissions has not been maintained. Also, it is likely that most if not all of the former sales representatives still have notebook computers belonging to the company.

13.      Leased Office Space

         Lease payments are due the landlord for the months of January and February 1997, for the space occupied on third floor at 1686 Dell Avenue. A copy of the lease agreement has been forward to Medical Technology Systems. On January 3, 1997, a three day notice to pay rent and to perform covenants or quit was delivered to the Cygnet office. Subsequent to that date Medication Management Technologies has indicated that a new lease was negotiated with the landlord as of 3/1/97 the Cygnet office was relocated to the first floor of the building.

14.      State of California Labor Commissioner Claims

         At least five former Cygnet employees have filed claims with the Department of Industrial Relations regarding non-payment of wages, vacation pay, and business expenses. The company has not responded to or disputed any of the claims. Employees who have submitted claims so far include the following:

                  Alan Russ                 State Case # 12-27998-1-ES
                  Stephen K. Sorakubo       State Case # 12-27998-2-ES

                  Jim Dilk                  State Case # 12-27998-3-ES
                  Terry Moehnke             State Case # 12-27998-4-ES
                  Mary Tappe                State Case # 12-27998-5-ES

15.      Option Agreement Execution

         While the first option period fee of $17,000 for Medical Technology Systems was paid in full, only $11,000 was paid for the second period. While Cygnet honored the commitment not to negotiate with other potential buyers, the additional $6,000 was not requested since it was not needed for operational expenses during the second option period. The pricing of the option fee was in part based on what the anticipated operating costs would be for each two-week option period. Therefore, no claim will be made for the balance of the option extension fee.

16.      Garnishment Summons

         Cygnet was recently notified of a series of garnishment summons being served on the following hospitals in the state of Virginia:

                  Centra Health dba Virginia Baptist Hospital
                  Chesapeake General Hospital

         These actions were taken on behalf of MedSearch Systems, Inc., as a result of the arbitration settlement last December which was not contested by Cygnet Laboratories.

17.      Additional Compensation

         A special arrangement had been made with John Frediani to provide him with an additional $250 per month as compensation for the some of the unusual demands of his job. It is paid as and expense reimbursement to coincide with the end of the month payroll.

18.      Reimbursement for Prince George's Hospital Center Nurses

         A claim for reimbursement of automobile and lodging expenses incurred during attendance of a training session at cygnet has been submitted by three nurses at Prince George hospital. Jim Killin had verbally approved this commitment in order to improve a situation involving the use of the Cygnet product at the hospital. The amount of the claim is $1,371.75, and the contact at the hospital is Aletha F. Harrison at
         (301) 618-3279. The commitment was confirmed in writing by a memo from Leilani A. Houlihan, Jim Killin's assistant, to Aletha Harrison on November 1, 1996.

19.      Delinquent Status of Equipment Leases

         The lease on the Canon copier with IKON Capital is in arrears in the amount of $1,661.50. The account number is 00000118065-57301, and the lease expires on 6-28-97. The postage meter lease with NEOPOST is in arrears in the amount of $343.16. The account number is 4215069, and the lease expires on 11-04-97.

20.      Miscellaneous State Taxes

         Communications are periodically received regarding the demand for, refund of, or notice of eligibility for refund of various types of taxes in other states. The amount involved is typically less than one hundred dollars, and occasionally exceeds that amount. At this point in time it is anticipated that the payment status of such taxes is that only a few hundred dollars is outstanding, and that eventual refunds will reduce that amount.

21.      Demands by Hospitals for Source Code

         At least two hospitals have requested in writing the source code for the Cygnet product as a consequence of the letter send to all customers in late November that discussed cash flow problems. The University of Pennsylvania Medical Center Hospital and Alta Bates medical Center have made such a request. No response was made to either hospital. The HUP letter cited contract language obligating the company (Cygnet) to notify UPMC 60 days prior to discontinuation of business or change in ownership. Cygnet has not notified any customer of the imminent merger transaction.

22.      Incomplete and Missing Schedules and Exhibits

         Some of the schedules and exhibits referenced in the merger document are either not provided or are incomplete. Some of the material has been previously provided under separate cover. Other items are incomplete because the information is either not available or personnel resources are not available to compile the necessary data on a timely basis. All of the Exhibits and Schedules specified in the Modification Agreement and the Agreement and Plan of Merger are either included in closing documents or have been previously supplied except as annotated in the following listing.

         Modification Agreement

                  Exhibit A - the Notes ($1,713,000)
                  Exhibit B - Security Agreement and UCC-1 Financing Statement Exhibit C - Accounts Receivable

         Agreement and Plan of Merger

               Exhibit A - Plan of Merger
               Schedule 3.1 - Schedule of Exceptions
               Schedule 3.1.1 - Capitalization of Seller
               Schedule 3.1.5 - Violations (not provided)
               Schedule 3.1.7(a) - Furniture & Equipment
               Schedule 3.1.7(d) - Leases of Business Premises
               Schedule 3.1.7(j) - Accounts Receivable
               Schedule 3.1.7(m) - Customer Deposits
               Schedule 3.1.8 - Title to Assets Exceptions
               Schedule 3.1.9 - Litigation
               Schedule 3.1.13 - Benefit Plan (supplied as Insurance Plan and
                                 401K Plan)
               Schedule 6.1 - Seller's Shareholders

                                 SCHEDULE 3.1.1


                            Capitalization of Seller

          The number of authorized, issued and outstanding shares of each class and series of capital stock of Seller is as follows:

         COMMON STOCK:
         -------------
         Number of issued and outstanding shares:              2,420,000
         Number of Treasury Stock shares:                              0
         Number of authorized but unissued shares              7,580,000
                                                               ---------
         Total number of authorized shares:                    0,000,000

         SERIES "A" PREFERRED STOCK:

         Number of issued and outstanding shares:              3,770,000
         Number of Treasury Stock shares:                              0
         Number of authorized but unissued shares:                     0
                                                               ---------
         Total number of authorized shares:                    3,770,000

         SERIES "B" PREFERRED STOCK:

         Number of issued and outstanding shares:                757,804
         Number of Treasury Stock shares:                              0
         Number of authorized but unissued shares:               242,196
                                                               ---------
         Total number of authorized shares:                    1,000,000

         SERIES "C" PREFERRED STOCK:

         Number of issued and outstanding shares:              1,100,000
         Number of Treasury Stock shares:                              0
         Number of authorized but unissued shares:               900,000
                                                               ---------
         Total number of authorized shares:                    2,000,000

                                  SCHEDULE 6.1


                                  COMMON STOCK


   Shareholder                                          No. of Shares
   -----------                                          -------------
   The Long Family Trust                                1,500,000
   W. Dennis McIntosh                                     920,000

                          PREFERRED STOCK - SERIES "A"

   Shareholder                                          No. of Shares
   -----------                                          -------------
   The Long Family Trust                                   3,204,500
   Centura Investments, Inc.                                 188,500
   The Thomson Revocable Living Trust                        188,500
   Sean Long                                                  75,400
   The Brereton Family Trust                                  37,700
   David B. Long                                              75,400


                          PREFERRED STOCK - SERIES "B"

   Shareholder                                          No. of Shares
   -----------                                          -------------
   The Long Family Trust                                     484,666
   Medical Marketing/CareMed, Inc.                            59,735
   Medical Marketing/CareMed, Inc.                           101,357
       Profit Sharing Retirement Trust
   Alfred V. Reuter                                           20,000
   David Atkinson                                             34,546
   John Harker                                                 7,500
   Gladys McIntosh                                            50,000


                          PREFERRED STOCK - SERIES "C"

   Shareholder                                          No. of Shares
   -----------                                          -------------
   The Long Family Trust                                   1,100,000

                                  SCHEDULE 6.2

                                  CONSIDERATION

                                  COMMON STOCK

Shareholder                                          No. of Shares                      Consideration
-----------                                          -------------                      -------------
The Long Family Trust                                   1,500,000                           $ 15.00
W. Dennis McIntosh                                        920,000                              9.20


                                             PREFERRED STOCK - SERIES "A"

Shareholder                                          No. of Shares                      Consideration
-----------                                          -------------                      -------------
The Long Family Trust                                   3,204,500                           $ 32.05
Centura Investments, Inc.                                 188,500                              1.89
The Thomson Revocable Living Trust                        188,500                              1.89
Sean Long                                                  75,400                               .75
The Brereton Family Trust                                  37,700                               .38
David B. Long                                              75,400                               .75


                                             PREFERRED STOCK - SERIES "B"

Shareholder                                          No. of Shares                      Consideration
-----------                                          -------------                      -------------
The Long Family Trust                                     484,666                           $  4.84
Medical Marketing/CareMed, Inc.                            59,735                               .59
Medical Marketing/CareMed, Inc.                           101,357                              1.01
    Profit Sharing Retirement Trust
Alfred V. Reuter                                           20,000                               .20
David Atkinson                                             34,546                               .34
John Harker                                                 7,500                               .08
Gladys McIntosh                                            50,000                               .50


                                             PREFERRED STOCK - SERIES "C"

Shareholder                                          No. of Shares                      Consideration
-----------                                          -------------                      -------------
The Long Family Trust                                   1,100,000                           $ 11.00

                                 PLAN OF MERGER

          Merger between Medication Management Technologies, Inc. (the "Surviving Corp.") and Cygnet Laboratories, Inc. (the "Disappearing Corp."), (collectively the "Constituent Corporations"). This Merger is being effected pursuant to this Plan of Merger ("Plan") in accordance with ss. 607.1101, et seq. of the Florida Business Corporation Act (the "Act").

          1. Articles of Incorporation. The Articles of Incorporation of Surviving Corp., as previously amended and in effect immediately prior to the Effective Date of the Merger (the "Effective Date") shall, without any changes, be the Articles of Incorporation of the Surviving Corp. from and after the Effective Date until further amended as permitted by law.

          2. Distribution to Shareholders of the Constituent Corporations. Upon the Effective Date, each share of Disappearing Corp.'s common stock and preferred stock Classes A, B and C that shall be issued and outstanding at that time shall be exchanged for the cash consideration reflected on Exhibit 1 annexed hereto. All common stock and preferred stock Classes A, B and C of Disappearing Corp. shall be cancelled. Any shareholders of Disappearing Corp. who do not consent to the merger shall be given written notice of their dissenter's rights in accordance with Section 1300 et seq. of the California Corporations Code. Each share of Surviving Corp.'s stock that is issued and outstanding on the Effective Date shall continue as outstanding shares of Surviving Corp. Stock.

          3. Effect of Merger. On the Effective Date, the separate existence of Disappearing Corp. shall cease, and Surviving Corp. shall be fully vested in Disappearing Corp.'s rights, privileges, immunities, powers, and franchises, subject to its restrictions, liabilities, disabilities, and duties, all as more particularly set forth in ss. 607.1106 of the Act.

          4. Supplemental Action. If at any time after the Effective Date, Surviving Corp. shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Surviving Corp. or Disappearing Corp., as the case may be, whether past or remaining in office, shall execute and deliver, upon the request of Surviving Corp., any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts, to vest, perfect, confirm, or record such title thereto in Surviving Corp., or to otherwise carry out the provisions of this Plan.

          5. Filing with the Florida Department of State and Effective Date. Upon the Closing, as provided in the Agreement of Merger of which this Plan is a party, Disappearing Corp. and Surviving Corp. shall cause their respective President (or Vice President) to execute Articles of Merger in the form attached hereto and upon such execution this Plan shall be deemed incorporated by reference into the Articles of Merger as if fully set forth therein and shall become an exhibit to such Articles of Merger. Thereupon, such Articles of Merger shall be delivered for filing by Surviving Corp. to the Florida Department of State. In accordance with ss. 607.1105 of the Act, the Articles of Merger shall specify the "Effective Date."

          6. Filing with the California Secretary of State. Also upon Closing, a certified copy of the Articles of Merger shall be delivered for filing by Surviving Corp. to the California Department of State pursuant to ss. 1108(d) of the California Corporations Code.

          7. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by the one of the Constituent Corporations which is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time prior to the vote of the shareholders of the Constituent Corporations by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter as long as such change is in accordance with ss. 607.1103 of the Act.

          8. Termination. At any time before the Effective Date (whether before or after filing of Articles of Merger), this Plan may be terminated and the Merger abandoned by mutual consent of the Boards of Directors of both Constituent Corporations, notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

                           EXHIBIT 1 TO PLAN OF MERGER

                                  COMMON STOCK


Shareholder                                 No. of Shares                        Consideration
-----------                                 -------------                        -------------
The Long Family Trust                           1,500,000                          $ 15.00
W. Dennis McIntosh                                920,000                             9.20



                                   PREFERRED STOCK - SERIES "A"

Shareholder                                 No. of Shares                        Consideration
-----------                                 -------------                        -------------
The Long Family Trust                           3,204,500                          $ 32.05
Centura Investments, Inc.                         188,500                             1.89
The Thomson Revocable Living Trust                188,500                             1.89
Sean Long                                          75,400                              .75
The Brereton Family Trust                          37,700                              .38
David B. Long                                      75,400                              .75



                                   PREFERRED STOCK - SERIES "B"

Shareholder                                 No. of Shares                        Consideration
-----------                                 -------------                        -------------
The Long Family Trust                             484,666                          $  4.84
Medical Marketing/CareMed, Inc.                    59,735                              .59
Medical Marketing/CareMed, Inc.                   101,357                             1.01
    Profit Sharing Retirement Trust
Alfred V. Reuter                                   20,000                              .20
David Atkinson                                     34,546                              .34
John Harker                                         7,500                              .08
Gladys McIntosh                                    50,000                              .50



                                   PREFERRED STOCK - SERIES "C"

Shareholder                                 No. of Shares                        Consideration
-----------                                 -------------                        -------------
The Long Family Trust                           1,100,000                          $ 11.00